UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

CLAYMONT STEEL, INC.

(Exact name of registrant specified in its charter)

Delaware	333-142867	51-0309736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Philadelphia Pike, Claymont, Delaware	19703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (302) 792-5400

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2008, the Board of Directors of Claymont Steel, Inc. (the “Company”) appointed Jennifer R. Murray, Vice President, Administration and Secretary of the Company and Robin A. Gantt, Chief Financial Officer and Treasurer of the Company.

Jennifer R. Murray, 51, has served on the Company’s Board since 2008. Ms. Murray joined Evraz Oregon Steel Mills, Inc. in 1997 as Assistant Corporate Controller, Financial Systems. She became Director of Administration in 1998 and was appointed to her present position as Vice President-Administration and Secretary in 2001. Her prior experience includes financial management and accounting positions at Newell Company and Republic Steel.

Robin A. Gantt, 36, has served on the Company’s Board since 2008. Ms. Gantt has been with Evraz Oregon Steel Mills, Inc. since 1999 and was appointed Chief Financial Officer and Treasurer on September 1, 2007. She was Corporate Controller since 2005 and has held the positions of Financial Analyst, Assistant Plant Controller and Business Manager. Prior to joining Evraz Oregon Steel, she held accounting positions with Giffels-Webster Engineers and PricewaterhouseCoopers, LLP

In addition to serving on the Company’s Board, Ms. Murray and Ms. Gantt are employed by the sole stockholder of the Company’s parent company, Evraz Oregon Steel Mills, Inc. There are no other arrangements or understandings between Ms. Murray or Ms. Gantt and any other person pursuant to which either was selected as an officer. Furthermore, neither Ms. Murray nor Ms. Gantt is a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. Ms. Murray and Ms. Gantt are not compensated by the Company for serving as officers nor have their compensation arrangements with Evraz Oregon Steel changed as a result of this appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAYMONT STEEL, INC.

Date: March 24, 2008	By:	/s/ Robin A. Gantt
	Name:	Robin A. Gantt
	Title:	Chief Financial Officer